Exhibit 4.1

SHARE REPURCHASE AGREEMENT

This Share Repurchase Agreement (the “Agreement”) is made as of ______, 2024, by and among Mega Matrix Inc., an exempted company incorporated under the laws of the Cayman Islands (the “Issuer”), and an individual, Yucheng Hu (the “Seller”).

WHEREAS, the Seller beneficially owns 5,933,700 class A ordinary shares, par value $0.001, of the Issuer (“Class A Ordinary Shares”); and

WHEREAS, the Seller desires to sell to the Issuer, and the Issuer desires to re-purchase from such Seller, 5,933,700 Class A Ordinary Shares (“Repurchase Shares”), on and subject to the terms of this Agreement.

NOW THEREFORE, in consideration of the foregoing and of the covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.  Sale of the Repurchase Shares. Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements contained in this Agreement, the Seller shall sell to the Issuer the Repurchase Shares, and the Issuer shall re-purchase such Repurchase Shares from the Seller for an aggregate purchase price of US$5,933.7, or US$0.001 per share. Concurrent with the execution of this Agreement, the Issuer and the Seller will enter into a Subscription Agreement (“Subscription Agreement”) whereby the Issuer shall issue to the Seller 5,933,700 class B ordinary shares, par value $0.001, of the Issuer (the “Class B Ordinary Shares”) for an aggregate purchase price of US$5,933.7, or US$0.001 per share, and the proceeds of the above issuance of Class B Ordinary Shares will be used for the repurchase of the Repurchase Shares in accordance with the Companies Act (As Revised) of the Cayman Islands and the Company’s Second Amended and Restated Articles of Association. The Repurchase Shares will be cancelled upon repurchase and available for future issuance.

2.  Closing.

(a)  The purchase and sale of the Repurchase Shares shall take place immediately following the closing of the Subscription Agreement (the “Closing”).

(b)  At the Closing:

(i)  The Seller shall deliver to the Issuer a share transfer form in respect of the repurchase of the Repurchase Shares by the Issuer.

(ii)  The Issuer shall issue the Class B Ordinary Shares to the Seller as set forth in Section 1.

(iii)  At, and at any time after, the Closing, the Seller shall duly execute, acknowledge and deliver all such further assignments, conveyances, instruments and documents, and shall take such other action consistent with the terms of this Agreement to carry out the transactions contemplated by this Agreement, as may be requested by the Issuer.

3.  Representations and Warranties of the Seller. The Seller makes the following representations and warranties to the Issuer with respect to the Seller and the Repurchase Shares to be sold by the Seller hereunder:

(a)  The Seller is not a “U.S. Person” as defined by Regulation S and is not acquiring the Class B Ordinary Shares for the account or benefit of a U.S. Person.

(b)  The Seller is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (“Securities Act”).

(c)  The Seller has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and otherwise to carry out its obligations hereunder.

(d)  The Seller owns the Repurchase Shares free and clear of any and all options, liens, claims, encumbrances, security interests, pledges, preemptive rights, rights of first refusal and adverse interests of any kind. There are no restrictions on the transfer or redemption of the Repurchase Shares (other than restrictions under the Securities Act or state securities laws). No person or entity has any right to purchase such Repurchase Shares or any portion thereof or interest therein.

(e)  All representations, covenants and warranties of the Seller contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though the same had been made on and as of such date.

4.  Termination by Mutual Agreement. This Agreement may be terminated at any time by mutual consent of the parties hereto, provided that such consent to terminate is in writing and is signed by each of the parties hereto.

5.  Miscellaneous.

(a)  Entire Agreement. This Agreement constitutes the entire agreement of the parties, superseding and terminating any and all prior or contemporaneous oral and written agreements, understandings or letters of intent between or among the parties, with respect to the subject matter of this Agreement. No part of this Agreement may be modified or amended, nor may any right be waived, except by a written instrument which expressly refers to this Agreement, states that it is a modification or amendment of this Agreement and is signed by the parties to this Agreement, or, in the case of waiver, by the party granting the waiver. No course of conduct or dealing or trade usage or custom and no course of performance shall be relied on or referred to by any party to contradict, explain or supplement any provision of this Agreement, it being acknowledged by the parties to this Agreement that this Agreement is intended to be, and is, the complete and exclusive statement of the agreement with respect to its subject matter. Any waiver shall be limited to the express terms thereof and shall not be construed as a waiver of any other provisions or the same provisions at any other time or under any other circumstances.

(b)  Severability. If any section, term or provision of this Agreement shall to any extent be held or determined to be invalid or unenforceable, the remaining sections, terms and provisions shall nevertheless continue in full force and effect.

(c)  Governing Law. This Agreement shall be governed in all respects by the laws of the New York without regard to conflicts of law principles thereof.

(d)  Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement and any documents relating to it may be executed and transmitted to any other party by facsimile or email of a PDF, which facsimile or PDF shall be deemed to be, and utilized in all respects as, an original, wet-inked document.

(e)  No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties with the advice of counsel to express their mutual intent, and no rules of strict construction will be applied against any party.

(f)  Headings. The headings in the Sections of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

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WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Issuer			Seller

Mega Matrix Inc.

By:
	Name:	Carol Wang	Yucheng Hu
	Title:	Chief Financial Officer